The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 7, 2021

Citigroup Global Markets Holdings Inc.	May-----, 2021 Medium-Term Senior Notes, Series N Pricing Supplement No. 2021—USNCH7628 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Trigger PLUS Securities Due May-----, 2027

Based on the Worst Performing of the Dow Jones Industrial AverageTM and the S&P 500® Index

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the worst performing of the Dow Jones Industrial AverageTM and the S&P 500® Index (each, an “underlying index”) from its initial index level to its final index level. You will be subject to risks associated with each of the underlying indices and will be negatively affected by adverse movements in either one of the underlying indices regardless of the performance of the other.

▪	The securities offer leveraged exposure to the potential appreciation of the worst performing underlying index and contingent downside protection against loss for a limited range of potential depreciation of the worst performing underlying index as described below. In exchange for those features, investors in the securities must be willing to forgo any dividends that may be paid on the stocks included in either underlying index. In addition, investors in the securities must be willing to accept full downside exposure to the worst performing underlying index if the worst performing underlying index depreciates by more than 35.00%. If the worst performing underlying index depreciates by more than 35.00% from the pricing date to the valuation date, you will lose 1% of the stated principal amount of your securities for every 1% by which its final index level is less than its initial index level. There is no minimum payment at maturity.

▪	In order to obtain the modified exposure to the worst performing underlying index that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying indices:	Underlying indices	Initial index level*	Trigger level**
Dow Jones Industrial AverageTM (ticker symbol: “INDU”)
The S&P 500® Index (ticker symbol: “SPX”)
* For each underlying index, its closing level on the pricing date ** For each underlying index, 65% of its initial index level
Aggregate stated principal amount:		$
Stated principal amount:		$10.00 per security
Pricing date:		May , 2021 (expected to be May 7, 2021)
Issue date:		May , 2021 (three business days after the pricing date)
Valuation date:		May , 2027 (expected to be May 7, 2027), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:		May , 2027 (expected to be May 12, 2027)
Payment at maturity:

For each $10.00 stated principal amount security you hold at maturity:

▪   If the final index level of the worst performing underlying index is greater than its initial index level:
$10.00 + the leveraged return amount

▪   If the final index level of the worst performing underlying index is less than or equal to its initial index level but greater than or equal to its trigger level:
$10.00

▪   If the final index level of the worst performing underlying index is less than its trigger level:
$10.00 + ($10.00 × the index return)

If the final index level of the worst performing underlying index is less than its trigger level, your payment at maturity will be less, and possibly significantly less, than $6.50 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion and up to all of your investment.

Final index level:		For each underlying index, its closing level on the valuation date
Index return:		For each underlying index, (i) its final index level minus its initial index level, divided by (ii) its initial index level
Worst performing underlying index:		The underlying index with the lowest index return
Leveraged return amount:		$10.00 × the index return × the leverage factor
Leverage factor:		120.00%
Listing:		The securities will not be listed on any securities exchange
CUSIP / ISIN:		17329D877 / US17329D8772
Underwriter:		Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$10.00	$0.30(2)	$9.65
$0.05(3)
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $9.00 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.35 for each $10.00 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $0.30 for each $10.00 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $0.05 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-08 dated February 15, 2019         Underlying Supplement No. 9 dated October 30, 2020

Prospectus Supplement and Prospectus each dated May 14, 2018

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Trigger PLUS Securities Due May -----, 2027 Based on the Worst Performing of the Dow Jones Industrial AverageTM and the S&P 500® Index Principal at Risk Securities

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding each underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Prospectus. The first sentence of “Description of Debt Securities— Events of Default and Defaults” in the accompanying prospectus shall be amended to read in its entirety as follows:

Events of default under the indenture are:

•	failure of Citigroup Global Markets Holdings or Citigroup to pay required interest on any debt security of such series for 30 days;
•	failure of Citigroup Global Markets Holdings or Citigroup to pay principal, other than a scheduled installment payment to a sinking fund, on any debt security of such series for 30 days;
•	failure of Citigroup Global Markets Holdings or Citigroup to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;
•	failure of Citigroup Global Markets Holdings to perform for 90 days after notice any other covenant in the indenture applicable to it other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series; and
•	certain events of bankruptcy or insolvency of Citigroup Global Markets Holdings, whether voluntary or not (Section 6.01).

Investment Summary

The securities can be used:

▪	As an alternative to direct exposure to the underlying indices that enhances returns if the worst performing underlying index appreciates;

▪	To enhance returns and potentially outperform the worst performing underlying index in a bullish scenario;

▪	To obtain contingent protection against the loss of principal in the event of a decline of the underlying indices as of the valuation date, but only if the final index level of the worst performing underlying index is greater than or equal to its trigger level; and

▪	To achieve similar levels of upside exposure to the worst performing underlying index as a direct investment, while using fewer dollars by taking advantage of the leverage factor.

If the final index level of the worst performing underlying index is less than its trigger level, the securities are exposed on a 1-to-1 basis to the percentage decline of its final index level from its initial index level. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	6 years
Leverage factor:	120.00%. The leverage factor applies only if the final index level of the worst performing underlying index is greater than its initial index level.
Trigger level:	65.00%
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

May 2021	PS-2

Citigroup Global Markets Holdings Inc.
Trigger PLUS Securities Due May -----, 2027 Based on the Worst Performing of the Dow Jones Industrial AverageTM and the S&P 500® Index Principal at Risk Securities

Key Investment Rationale

The securities provide for the possibility of receiving a return at maturity equal to 120.00% of the appreciation of the worst performing underlying index. At maturity, if both underlying indices have appreciated from their initial index levels to their final index levels, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the worst performing underlying index. However, if either underlying index has depreciated by more than 35.00% from its initial index level to its final index level, investors will lose 1% for every 1% by which the final index level of the worst performing underlying index is less than its initial index level. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Investors may lose their entire initial investment in the securities. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Leveraged Upside Performance:	The securities offer investors an opportunity to capture enhanced returns relative to a direct investment in the worst performing underlying index if both underlying indices appreciate.
Upside Scenario:	If the final index levels of both underlying indices are greater than their initial index levels, the payment at maturity for each security will be equal to the $10.00 stated principal amount plus the leveraged return amount.
Par Scenario:	If the final index level of the worst performing underlying index is less than or equal to its initial index level but greater than or equal to its trigger level, which means that neither underlying index has depreciated by more than 35.00% from its initial index level, the payment at maturity will be $10.00 per security.
Downside Scenario:	If the final index level of either underlying index is less than its trigger level, which means that the worst performing underlying index has depreciated by more than 35.00% from its initial index level, you will lose 1% for every 1% decline in the value of the worst performing underlying index from its initial index level (e.g., a 50% depreciation in the worst performing underlying index will result in a payment at maturity of $5.00 per security). There is no minimum payment at maturity on the securities, and investors may lose their entire initial investment.
May 2021	PS-3

Citigroup Global Markets Holdings Inc.
Trigger PLUS Securities Due May -----, 2027 Based on the Worst Performing of the Dow Jones Industrial AverageTM and the S&P 500® Index Principal at Risk Securities

Hypothetical Examples

The diagram below illustrates your payment at maturity for a range of hypothetical index returns.

Trigger PLUS Payment at Maturity Diagram

■ The Securities	■ The Worst Performing Underlying Index
May 2021	PS-4

Citigroup Global Markets Holdings Inc.
Trigger PLUS Securities Due May -----, 2027 Based on the Worst Performing of the Dow Jones Industrial AverageTM and the S&P 500® Index Principal at Risk Securities

Your actual payment at maturity per security will depend on the actual initial index level, the actual trigger level and the actual final index level of the worst performing underlying index. The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level of the worst performing underlying index is greater than or less than its initial index level and by how much. The examples below are based on the following hypothetical values and assumptions in order to illustrate how the securities work and do not reflect the actual initial index levels of any of the underlying indices or their applicable trigger levels, each of which will be determined on the pricing date:

Hypothetical initial index level:	With respect to the Dow Jones Industrial AverageTM, 34,000.00 With respect to the S&P 500® Index, 4,000.00
Hypothetical trigger level:	With respect to the Dow Jones Industrial AverageTM, 22,100.000 With respect to the S&P 500® Index, 2,600.000
	Hypothetical final index level of the Dow Jones Industrial AverageTM	Hypothetical final index level of the S&P 500® Index	Hypothetical payment at maturity per security
Example 1	37,400.00 (index return = 10%)	4,200.00 (index return = 5%)	$10.60
Example 2	32,300.00 (index return = -5%)	4,000.00 (index return = 0%)	$10.00
Example 3	28,900.00 (index return = -15%)	1,200.00 (index return = -70%)	$3.00

Example 1—Upside Scenario. In this example, the S&P 500® Index is the worst performing underlying index. In this scenario, the hypothetical final index level of the worst performing underlying index is 4,200.00 (a 5.00% increase from its hypothetical initial index level), which is greater than its hypothetical initial index level.

Payment at maturity per security = $10 + the leveraged return amount

= $10 + ($10 × the index return × the leverage factor)

= $10 + ($10 × 5.00% × 120.00%)

= $10 + $0.60

= $10.60

Because the worst performing underlying index appreciated from its hypothetical initial index level to its hypothetical final index level, your payment at maturity in this scenario would be equal to the $10 stated principal amount per security plus the leveraged return amount, or $10.60 per security.

Example 2—Par Scenario. In this example, the Dow Jones Industrial AverageTM is the worst performing underlying index. In this scenario, the hypothetical final index level of the worst performing underlying index is 32,300.00 (a 5.00% decrease from its hypothetical initial index level), which is less than its hypothetical initial index level but greater than its hypothetical trigger level.

Payment at maturity per security = $10

Because the worst performing underlying index depreciated from its hypothetical initial index level to its hypothetical final index level, but not by more than 35.00%, your payment at maturity in this scenario would be equal to the $10 stated principal amount per security.

Example 3—Downside Scenario. In this example, the S&P 500® Index is the worst performing underlying index. In this scenario, the hypothetical final index level of the worst performing underlying index is 1,200.00 (a 70.00% decrease from its hypothetical initial index level), which is less than its hypothetical trigger level.

Payment at maturity per security = $10 + ($10 × the index return)

= $10 + ($10 × -70.00%)

= $10 + -$7.00

= $3.00

Because the worst performing underlying index depreciated from its hypothetical initial index level to its hypothetical final index level by more than 35.00%, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the worst performing underlying index.

May 2021	PS-5

Citigroup Global Markets Holdings Inc.
Trigger PLUS Securities Due May -----, 2027 Based on the Worst Performing of the Dow Jones Industrial AverageTM and the S&P 500® Index Principal at Risk Securities

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each of the underlying indices. Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the worst performing underlying index. If the final index level of the worst performing underlying index is less than its trigger level, you will lose 1% of the stated principal amount of the securities for every 1% by which its final index level is less than its initial index level. There is no minimum payment at maturity on the securities, and you could lose your entire investment.

▪	The trigger feature of the securities exposes you to particular risks. If the final index level of either underlying index is less than its respective trigger level, the contingent downside protection against loss for a limited range of potential depreciation of the worst performing underlying index offered by the securities will not apply and you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level of the worst performing underlying index is less than its initial index level. Unlike securities with a non-contingent downside protection feature, the securities offer no protection at all if either underlying index depreciates by more than 35.00% from its initial index level to its final index level. As a result, you may lose your entire investment in the securities.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	The securities are subject to the risks of both of the underlying indices and will be negatively affected if either one of the underlying indices performs poorly, even if the others perform well. You are subject to risks associated with both of the underlying indices. If either one of the underlying indices performs poorly, you will be negatively affected, even if the other underlying index perform well. The securities are not linked to a basket composed of the underlying indices, where the better performance of one could ameliorate the poor performance of the other. Instead, you are subject to the full risks of whichever of the underlying indices is the worst performing.

▪	You will not benefit in any way from the performance of the better performing underlying index. The return on the securities depends solely on the performance of the worst performing of the two underlying indices, and you will not benefit in any way from the performance of the better performing underlying index. The securities may underperform a similar alternative investment linked to a basket composed of the underlying indices, since in such case the performance of the better performing underlying index would be blended with the performance of the worst performing of the two underlying indices, resulting in a better return than the return of the worst performing of the two underlying indices.

▪	You will be subject to risks relating to the relationship among the underlying indices. It is preferable from your perspective for the underlying indices to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlying indices will not exhibit this relationship. The less correlated the underlying indices, the more likely it is that any one of the underlying indices will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlying indices to perform poorly; the performance of the underlying index that is not the worst performing of the two underlying indices is not relevant to your return on the securities. It is impossible to predict what the relationship among the underlying indices will be over the term of the securities. The Dow Jones Industrial AverageTM represents 30 common stocks chosen as representative of the broad market of U.S. industry and the S&P 500® Index represents large capitalization stocks in the United States. Accordingly, the underlying indices represent markets that differ in significant ways and, therefore, may not be correlated with each other.

May 2021	PS-6

Citigroup Global Markets Holdings Inc.
Trigger PLUS Securities Due May -----, 2027 Based on the Worst Performing of the Dow Jones Industrial AverageTM and the S&P 500® Index Principal at Risk Securities

▪	The payment at maturity depends on the closing level of the worst performing underlying index on a single day. If the closing level of the worst performing underlying index on the valuation date is less than its trigger level, you will not receive the full stated principal amount of your securities at maturity, even if the closing level of the worst performing underlying index is greater than its trigger level on other dates during the term of the securities.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation among the underlying indices, dividend yields on the stocks included in the underlying indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

May 2021	PS-7

Citigroup Global Markets Holdings Inc.
Trigger PLUS Securities Due May -----, 2027 Based on the Worst Performing of the Dow Jones Industrial AverageTM and the S&P 500® Index Principal at Risk Securities

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying indices and a number of other factors, including the price and volatility of the stocks included in the underlying indices, the correlation among the underlying indices, dividend yields on the stocks included in the underlying indices, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the underlying indices may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Changes that affect the underlying indices may affect the value of your securities. The sponsors of the the Dow Jones Industrial AverageTM and the S&P 500® Index may add, delete or substitute the stocks that constitute those indices or make other methodological changes that could affect the levels of those indices. We are not affiliated with any such index sponsor and, accordingly, we have no control over any changes any such index sponsor may make. Such changes could be made at any time and could adversely affect the performance of the underlying indices and the value of and your payment at maturity on the securities.

▪	Our offering of the securities does not constitute a recommendation of either underlying index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying indices is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying indices or in instruments related to the underlying indices, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying indices. These and other activities of our affiliates may affect the levels of the underlying indices in a way that has a negative impact on your interests as a holder of the securities.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or underlying shares, or engaging in transactions in them, and any such action could adversely affect the value of underlying shares. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

▪	The level of an underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the stocks included in the underlying indices and other financial instruments related to the underlying indices or the stocks included in the underlying indices and may adjust such positions during the term of the securities. Our affiliates also trade the stocks included in the underlying indices and other related financial instruments on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the levels of the underlying indices in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks included in the underlying indices, including extending loans to, making equity investments in or providing advisory services to such companies. In the course of this business, we or our affiliates may acquire non-public information which we will not disclose to you. Moreover,

May 2021	PS-8

Citigroup Global Markets Holdings Inc.
Trigger PLUS Securities Due May -----, 2027 Based on the Worst Performing of the Dow Jones Industrial AverageTM and the S&P 500® Index Principal at Risk Securities

if any of our affiliates is or becomes a creditor of any such company, they may exercise any remedies against such company that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of an underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

May 2021	PS-9

Citigroup Global Markets Holdings Inc.
Trigger PLUS Securities Due May -----, 2027 Based on the Worst Performing of the Dow Jones Industrial AverageTM and the S&P 500® Index Principal at Risk Securities

Information About the Dow Jones Industrial AverageTM

The Dow Jones Industrial AverageTM is a price-weighted index rather than a market capitalization-weighted index. The Dow Jones Industrial AverageTM consists of 30 common stocks chosen as representative of the broad market of U.S. industry. It is calculated and maintained by S&P Dow Jones Indices LLC. The Dow Jones Industrial AverageTM is reported by Bloomberg L.P. under the ticker symbol “INDU.”

“Dow Jones,” “Dow Jones Industrial Average,” “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC. For more information, see “Equity Index Descriptions—The Dow Jones Industrial AverageTM—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Dow Jones Industrial AverageTM” in the accompanying underlying supplement for important disclosures regarding the Dow Jones Industrial AverageTM.

Historical Information

The closing level of the Dow Jones Industrial AverageTM on May 5, 2021 was 34,230.34.

The graph below shows the closing levels of the Dow Jones Industrial AverageTM for each day such level was available from January 3, 2011 to May 5, 2021. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the Dow Jones Industrial AverageTM as an indication of future performance.

Dow Jones Industrial AverageTM – Historical Closing Levels January 3, 2011 to May 5, 2021

* The red line indicates the hypothetical trigger level with respect to the Dow Jones Industrial AverageTM of 22,249.721, assuming the closing level of the Dow Jones Industrial AverageTM on May 5, 2021 were its initial index level.

May 2021	PS-10

Citigroup Global Markets Holdings Inc.
Trigger PLUS Securities Due May -----, 2027 Based on the Worst Performing of the Dow Jones Industrial AverageTM and the S&P 500® Index Principal at Risk Securities

Information About the S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

Historical Information

The closing level of the S&P 500® Index on May 5, 2021 was 4,167.59.

The graph below shows the closing level of the S&P 500® Index for each day such level was available from January 3, 2011 to May 5, 2021. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the S&P 500® Index as an indication of future performance.

S&P 500® Index – Historical Closing Levels January 3, 2011 to May 5, 2021

* The red line indicates the hypothetical trigger level with respect to the S&P 500® Index of 2,708.934, assuming the closing level of the S&P 500® Index on May 5, 2021 were its initial index level.

May 2021	PS-11

Citigroup Global Markets Holdings Inc.
Trigger PLUS Securities Due May -----, 2027 Based on the Worst Performing of the Dow Jones Industrial AverageTM and the S&P 500® Index Principal at Risk Securities

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

May 2021	PS-12

Citigroup Global Markets Holdings Inc.
Trigger PLUS Securities Due May -----, 2027 Based on the Worst Performing of the Dow Jones Industrial AverageTM and the S&P 500® Index Principal at Risk Securities

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.35 for each $10.00 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $0.30 for each $10.00 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the securities is more than two business days after the pricing date, investors who wish to sell the securities at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing levels of the underlying indices and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Performance Leveraged Upside SecuritiesSM and PLUSSM are service marks of Morgan Stanley, used under license.

© 2021 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

May 2021	PS-13